Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

             THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), effective October ___, 2009 (“Effective Date”), is made between Golden Eagle International, Inc., a Colorado corporation (“Employer”), and Terry C. Turner (“Executive”), but the effectiveness of its terms is subject to approval by the shareholders of the Employer as set forth in Section 22, below.

RECITALS

WHEREAS, the Board of Directors of Employer desires to provide for the continued employment of Executive.  Executive is willing to commit himself to continue to serve Employer, on the terms and conditions herein provided, although this Agreement may be amended at any time by written agreement among the parties; and

WHEREAS, in order to effect the foregoing, Employer and Executive wish to enter into this Agreement on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.           Employment.  Employer hereby employs Executive, and Executive agrees to be employed as President and Chief Executive Officer.  Executive will report to the Board of Directors.  Changes may be made from time to time by Employer, in its sole discretion, to the duties, reporting relationships and title of Executive.  Executive will devote full time and attention to achieving the purposes and discharging the responsibilities of his position.  Executive will comply with all rules, policies and procedures of Employer as modified from time to time, including without limitation, rules and procedures set forth in the Employer’s employee manuals and handbooks, supervisor’s manuals and operating manuals.  Executive will perform all of Executive’s responsibilities in compliance with all applicable laws and will ensure that the operations that Executive manages are in compliance with all applicable laws.  During Executive’s employment, Executive will not engage in any other business activity that, in the reasonable judgment of the Board of Directors, conflicts with the duties of Executive under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2.           Term of Employment.  The term of employment (“Term”) shall be for three years from the Effective Date unless terminated earlier in accordance with the terms and conditions of this Agreement or unless the shareholders of the Employer do not approve this Agreement by not later than October 7, 2010 as required by Section 22 hereof (at which time this Agreement will terminate automatically without liability of either the Employer to the Executive or the Executive to the Employer if the shareholders o the Employer have not approved its terms by such date.  Assuming the approval by the shareholders of the terms of this Agreement, following expiration of the Term as set forth above the Term of this Agreement will automatically renew for successive one-year terms unless and until the Employer or the Employee provides notice at least 60 days in advance of the expiration of the current Term that the Employer or the Employee will not accept a renewal term.

3.           Compensation.  For the duration of Executive’s employment hereunder, the Executive will be entitled to compensation that will be computed and paid pursuant to the following subparagraphs.

3.1           Base Salary.  Employer will pay to Executive a base salary (“Base Salary”) at an annual rate of $180,000.00, subject to withholdings, ratably in accordance with Employer’s policies, so long as Executive remains employed.  Executive’s Base Salary will be reviewed annually during the term of Executive’s employment and may be adjusted based on such review.  Any increase made to the Base Salary shall be in the sole discretion of Employer.  Executive’s Base Salary will not be reduced by Employer unless a material adverse change in the financial condition or operations of Employer has occurred or unless Executive’s responsibilities are altered to reflect less responsibility.

3.2           Discretionary Cash Bonus.  Executive shall be eligible for a discretionary cash bonus (“Cash Bonus”) equal to an amount as determined by the Compensation Committee of the Board of Directors (the “Committee,” which term, when used herein, shall include the entire Board of Directors in the absence of a Compensation Committee) and shall be based on the condition of Employer’s business and results of operations, the Committee’s evaluation of Executive’s individual performance for the relevant period, and the satisfaction of goals that may be established by the Committee.  Each Cash Bonus shall be paid in the Committee’s discretion.

3.4           Equity-based Compensation.  Executive shall be entitled to participate in all equity-based compensation plans offered by Employer and as determined by the Committee.  Executive understand that as of the date of this Agreement, the only equity-based plan offered by Employer is the Incentive Share Option Plan.

3.5           Performance Standards.  The Executive and the Employer agree that the Executive’s discretionary cash bonus and equity-based compensation will be based on the Executive’s and the Employer’s achievement of performance goals that may be established by the Committee after discussion with the Executive and his supervisors (if any).  Until the Employer and the Committee establish performance goals, the Executive’s discretionary cash bonus and equity based compensation will be wholly discretionary.

4.           Other Benefits.

4.1           Certain Benefits.  Executive will be eligible to participate in all employee benefit programs established by Employer that are applicable to management personnel on a basis commensurate with Executive’s position and in accordance with Employer’s policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan.  Notwithstanding the foregoing, Employer shall provide full medical and dental insurance coverage for Executive.  Employer shall also provide to Executive one parking space near Employer’s corporate office on a yearly basis, and Employer will pay all related parking fees.

4.2           Vacations, Holidays and Expenses.  For the duration of Executive’s employment hereunder, Executive will be provided such holidays, sick leave and vacation as Employer makes available to its management level employees generally.  Employer will reimburse Executive in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

4.3           Right of Set-off.  By accepting this Agreement, Executive consents to a deduction from any amounts Employer owes Executive from time to time (including amounts owed to Executive as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Executive by Employer), to the extent of the amounts Executive owes to Employer.  Whether or not Employer elects to make any set-off in whole or in part, if Employer does not recover by means of set-off the full amount Executive owes it, calculated as set forth above, Executive agrees to pay immediately the unpaid balance to Employer.

5.           Termination or Discharge By Employer.

                                5.1           For Cause.  Employer will have the right to immediately terminate Executive’s services and this Agreement for “Cause.”  “Cause” shall be determined in the discretion of Employer, and shall mean Executive:  (i) has engaged in gross negligence,  incompetence or willful misconduct in the performance of his duties, (ii) has refused, without proper reason, to perform his duties, (iii) has willfully engaged in conduct that is materially injurious to Employer or its subsidiaries (monetarily or otherwise), (iv) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to Employer or an affiliate (including the unauthorized disclosure of Confidential Information, as such term is defined in Section 8 of this Agreement, or the unauthorized disclosure of proprietary material information of Employer or an affiliate) or, (v) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony.

Upon termination of Executive’s employment hereunder for Cause, Executive will have no rights to any unvested benefits or any other compensation or payments after the termination date.

5.2           Without Cause, Death, or Disability.  Employer may terminate Executive’s employment under this Agreement without Cause and without advance notice; provided, however, that if the termination by Employer without Cause is prior to expiration of the original term, or if Executive’s employment is terminated by Executive’s death or disability, Employer will pay, as severance pay, Executive’s Base Salary at the rate in effect on the termination date for a period of 6 months, plus one month for each year that Executive has been with the Company, or through expiration of the original term, whichever is a shorter period of time; provided, however, that in any event the Executive shall be entitled to a minimum of 12 months of severance pay.

(a)           Such payments will be made no later than 60 days following the date of Termination of Executive, and will be subject to all appropriate deductions and withholdings.  Upon termination of Executive without Cause or for death or disability, all unvested benefits (whether equity or cash benefits and bonuses) previously granted to the Executive will vest immediately upon such termination.

(b)           For purposes of this Agreement, “disability” means the incapacity or inability of Executive, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of Employer and confirmed in writing by such doctor, to perform the essential functions of Executive’s position under this Agreement, with or without reasonable accommodation for an aggregate of 90 days during any period of 180 consecutive days, or such longer period as may be required under applicable law.

(c)           Notwithstanding the foregoing, in the event of a termination by Employer without Cause during the 12-month period following a “Change of Control,” as defined under Section 6.2 below, then the compensation to Executive provided under Section 6.2 shall govern. The Executive agrees that his eligibility to receive any and all amounts described in this Section 5.2 shall be subject to and contingent upon the Executive’s execution of a full and complete general release in favor of Employer and its affiliated persons and entities, reasonably satisfactory to Employer in its sole discretion.

6.           Termination By Executive.

6.1           Termination By Executive for Good Reason.  Executive shall have the right to terminate this Agreement for “Good Reason.”  “Good Reason” shall mean any one of the conditions set forth below, provided that Executive must provide notice to the Employer within ninety (90) days of the existence of such condition and the Employer will have thirty (30) days from receipt of such notice to remedy the condition.  If the condition is not remedied within such 30 day period, the following conditions will constitute “Good Reason”:

(i) Employer’s material breach of the terms of this Agreement or any other written agreement between Executive and Employer;

(ii) the assignment to Executive (without the Executive’s consent) of any duties that are substantially inconsistent with or materially diminish Executive’s position, as such position was defined on the Effective Date of this Agreement or immediately prior to a Change of Control, as such term is defined in Section 6.2 of this Agreement; or

(iii) a requirement that Executive (without the Executive’s consent) be based at any office or location more than 50 miles from Executive’s primary work location, as such position was defined on the Effective Date of this Agreement or immediately prior to a Change of Control, as such term is defined in Section 6.2 of this Agreement (not including reasonable travel by the Executive consistent with the travel obligations of similar executives holding similar positions with similar responsibilities).

In the event Executive terminates this Agreement for Good Reason, compensation shall be provided to the Executive in such amounts and on such terms as set forth in Section 6.2 of this Agreement.  Notwithstanding the foregoing, in the event that the Executive’s employment is terminated for any reason other than for Cause or as a result of the Executive’s death or disability (and for clarity, shall include termination by Executive for Good Reason), during the 12-month period following a Change of Control, then the compensation to Executive provided under Section 6.2 shall govern.

6.2           Termination by Executive due to Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean the happening of any of the following:

(i) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing more than 50% of the total voting power represented by Employer’s then outstanding voting securities without the approval of not fewer than two-thirds of the Board of Directors of Employer voting on such matter, unless the Board of Directors specifically designates such acquisition to be a change of control;

(ii) A merger or consolidation of Employer whether or not approved by the Board of Directors of Employer, other than a merger or consolidation that would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of Employer approve a plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer of all or substantially all of Employer’s assets; or

(iii) As result of the election of members to the Board of Directors, a majority of the Board of Directors consists of persons who are not members of the Board of Directors as of the Effective Date (including Executive as a member of the Board of Directors as of the Effective Date), except in the event that such slate of directors is proposed by the Committee.

In the event that Executive’s employment is terminated for any reason (not including, however, a termination by the Employer for Cause or a termination as a result of the Executive’s death or disability (and for clarity, shall include termination by Executive for Good Reason)) during the 12-month period following a Change of Control, Employer shall pay Executive, within 60 days following the date of such termination, a cash severance payment in a lump sum in an amount equal to that severance pay to which Executive would be entitled under paragraph 5.2, or 2 times the sum of (a) the current annual base salary of the Executive and (b) the amount of the most recent discretionary bonus paid to the Executive pursuant to Section 3.2 of this Agreement less applicable withholding, whichever sum is greater.  In addition, in the event of a Change of Control, all of Executive’s equity-based compensation shall immediately vest regardless whether the Executive is retained by the Employer or successor following the Change of Control.

7.           Covenant Not To Compete.  A restricted period (“Restricted Period”) shall exist during Executive’s continued employment hereunder and during the twelve-month period following termination of Executive’s employment for any reason other than a Change of Control, Termination By Executive For Good Reason, or Termination by the Employer Without Cause or for Disability, in which case the Restricted Period is six months.  During this Restricted Period, Executive shall not, without the prior written consent of Employer, directly or indirectly engage in or become associated with a Competitive Activity.  For purposes of this Agreement: (i) a “Competitive Activity” means, as of the Termination Date, any business or other endeavor of a kind being conducted by Employer or any of its subsidiaries or affiliates (or demonstrably anticipated by Employer or its subsidiaries or affiliates) in a geographic area that is within ten miles of (a) any property that is owned, leased or controlled by Employer at any time during the term of this Agreement or (b) any oil or gas or other mineral prospect that the Employer is evaluating or seeking to acquire an interest in at the time of termination of the Executive’s employment; and (ii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.  Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than 5% of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if stock of such corporation is either listed on a national stock exchange or on the OTC Bulletin Board if Executive is not otherwise affiliated with such corporation. The Executive’s ownership of interests in properties producing oil and gas or minerals, or milling operations (whether a working interest, royalty interest, or other interest) acquired prior to the date hereof is not considered a Competing Activity.

Employer and Executive agree to the following: this provision does not impose an undue hardship on Executive and is not injurious to the public; this provision is necessary to protect the business of Employer and its affiliates; the nature of Executive’s responsibilities with Employer under this Agreement require Executive to have access to Confidential Information, as such term is defined in Section 9 of this Agreement, which is valuable and confidential to all of the business; the scope of this Section 7 is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section 7, including consideration herein.

In the event that any of the covenants in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, it shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.  Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.           Non-solicitation.  Executive agrees that (i) during the twelve-month period following the termination of the Executive’s employment, Executive shall not, without the prior written consent of Employer, directly or indirectly, hire, recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), or encourage to change such person’s relationship with Employer or any of its subsidiaries or affiliates, any employee, officer, director, agent, consultant or independent contractor of Employer or any of its subsidiaries or affiliates, provided, however, that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of Employer or any of its subsidiaries or affiliates; (ii) Executive will not convey any information (whether confidential or otherwise) or trade secrets about any employees, officers, directors, agents, consultants and independent contractors of Employer or any of its subsidiaries or affiliates to any other person; and (iii) during the Restricted Period, Executive shall not, without the prior written consent of Employer, directly or indirectly, solicit, attempt to do business with, or do business with any customers of, suppliers to, business partners of or business affiliates of Employer or any of its subsidiaries or affiliates (such customers, suppliers, partners and affiliates, collectively, “Trade Relationships”) on behalf of any entity engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any Trade Relationship to use the services of any competitor of Employer or its subsidiaries or affiliates, or encourage any Trade Relationship to change its relationship with Employer or its subsidiaries or affiliates.

9.           Confidentiality. Executive acknowledges that, during the course of Executive’s employment with Employer, Executive may have developed Confidential Information (as defined below) for Employer, and Executive may have learned of Confidential Information developed or owned by Employer or its affiliates or entrusted to Employer or its affiliates by others.  Executive agrees that Executive will not, directly or indirectly, use any Confidential Information or disclose it to any other person or entity, except as otherwise required by law.

“Confidential Information” means any and all information relating to Employer that is not generally known by the public or others with whom Employer does (or plans to) compete or do business, as well as comparable information relating to any of Employer’s affiliates.  Confidential Information includes, but is not limited to, information relating to the terms of this Agreement, as well as Employer’s business, technology, practices, products, marketing, sales, services, finances, strategic opportunities, internal strategies, legal affairs (including pending litigation), the terms of business relationships not yet publicly known, intellectual property and the filing or pendency of patent applications.  Confidential Information also includes, but is not limited to, comparable information that Employer may receive or has received belonging to customers, suppliers, consultants and others who do business with Employer, or any of Employer’s affiliates.

“Confidential Information” does not include any information that is: (i) shown to have been developed independently by Executive prior to Executive’s employment with Employer; or (ii) required by a judicial tribunal or similar governmental body to be disclosed under law (provided that Executive have first promptly notified Employer of such disclosure requirement and have cooperated fully with Employer (at Employer’s expense) in exhausting all appeals

10.           Property of Employer.  Upon any termination from Employer, Executive agrees to return to Employer any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, cassettes and other physical representations of any information, relating to Employer, or any of its affiliates, whether or not constituting confidential information; and Executive agrees to return to Employer any other property, including but not limited to a laptop computer, belonging to Employer, no later than the date of Executive’s termination from employment for any reason, and Executive further agrees not to retain copies of any Confidential Information.

11.           Section 280G Safe Harbor Cap.  In the event it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Executive whether pursuant to the Agreement or any other agreement between Executive and the Employer, or any person or entity that acquires ownership or effective control the Employer or ownership of a substantial portion of the Employer’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to Executive after reducing Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to the Agreement and then to any other agreement that triggers such Excise Tax, unless an alternative method of reduction is elected by Executive.  All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this Section 11, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Employer (the “Accounting Firm”).  If the Accountant determines that the Total Payments to Executive shall be reduced to the Safe Harbor Cap (the “Cutback Payment”) and it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that the Cutback Payment is in excess of the limitations provided in Section 6(e) (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to Executive made on the date such Executive received the Excess Payment and Executive shall repay the Excess Payment to the Employer on demand; provided, however, if Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Employer), Executive shall not be required to repay the Excess Payment (if Executive has already repaid such amount, the Employer shall refund the amount to the Executive), and the Employer shall pay Executive an amount equal to the difference between the Total Payments and the Shortfall Cap.

12.           Remedies.                      Notwithstanding other provisions of this Agreement regarding dispute resolution, Executive agrees that Executive’s violation of any of Sections 7, 8, 9 or 10 of this Agreement would cause Employer irreparable harm that would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach of Executive of the obligations set forth in any of the Sections 7, 8, 9 or 10.  The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Employee’s breach of any provision of this Agreement, including Sections 7, 8, 9 or 10.  Employee also agrees that a violation of any of Sections 7, 8, 9 or 10 would entitle Employer, in addition to all other remedies available at law or equity, to recover from Executive any and all funds, including, without limitation, wages, salary and profits, which will be held by Executive in constructive trust for Employer, received by Executive in connection with such violation.

13.           Arbitration.  If any dispute shall arise between Executive and Employer in connection with this Agreement, and such dispute cannot be resolved amicably by the parties, the same shall be conclusively and finally resolved by binding arbitration. Any party hereto may commence an arbitration proceeding by providing written notice to the other party requesting the arbitration of an unresolved dispute. Each such dispute, if any, shall be submitted to an arbitrator acceptable to both parties. If either Executive or Employer refuses or neglects to agree to appoint an arbitrator within 30 days after receipt of written notice from the other party requesting the other party to do so, the Judicial Arbiter Group, Inc., Denver, Colorado (www.jaginc.com) may appoint such arbitrator. The arbitrator shall be experienced in the subject matter of the dispute. Except as otherwise specifically set forth herein, the arbitrators shall conduct the arbitration in accordance with the rules of the Judicial Arbiter Group, Inc. The decision in writing of the arbitrator, when filed with the parties hereto, shall be final and binding on both parties. Judgment may be entered upon the final decision of the arbitrator in any court having jurisdiction.  Such arbitration shall take place in Denver, Colorado.

14.           Fees.  Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation or dispute relating to the interpretation or enforcement of this Agreement.

15.           Disclosure.  Executive agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Executive and authorizes Employer, at its election, to make such disclosure.

16.           Representation of Executive.  Executive represents and warrants to Employer that Executive is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement.  Executive agrees to indemnify Employer and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Executive that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.  Executive further represents and warrants to Employer that Executive has consulted with his legal, tax, accounting, and investment advisors with respect to the advisability of entering into this agreement to the extent that the Executive has determined such consultation to be necessary or appropriate.

17.           Assignability.  During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may assign its rights and obligations under this Agreement without Executive’s consent to a successor by sale, merger or liquidation, if such successor carries on the Employer’s business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation.  This Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns.

18.           Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO EMPLOYER TO:	9661 South 700 East Salt Lake City, UT 84070
IF TO EXECUTIVE TO:	13803 Magic Wand Street Draper, UT 84020

19.           Severability.  If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law.  If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

20.           Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

21.           Governing Law.  The validity, construction and performance of this Agreement shall be governed by the laws of the State of Utah without regard to the conflicts of law provisions of such laws.

22.           Board Approval.  This Agreement was approved by the Board of Directors of the Employer on October 7, 2009.  This Agreement is not effective until approved by the shareholders of the Employer.

23.           Entire Agreement.  This instrument contains the entire agreement of the parties with respect to the relationship between Executive and Employer and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Executive’s employment.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification will be signed by the Chairman of the Committee.  Upon approval by the shareholders of the Employer, all prior agreements between the Employer and the Executive for the employment of the Executive shall be immediately cancelled and terminated and of no further force or effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

By:
EMPLOYER:

/s/  Tracy A. Madsen
Tracy A. Madsen, Chief Financial Officer
and Vice President for U.S. Administration

 /s/  Harlan M. (Mac) DeLozier
Chairman, pro tem, Board of Directors

EXECUTIVE:

/s/Terry C. Turner
Terry C. Turner